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----------------------------                                                                 ---------------------------------------
                                  U.S. SECURITIES AND EXCHANGE COMMISSION
           FORM 3                          Washington, D.C. 20549                                         OMB APPROVAL
----------------------------                                                                 ---------------------------------------
                                                                                             OMB NUMBER           3235-0104
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES      Expires:             September 30, 1998
                                                                                             Estimated average burden

                                                                                             hours per response................. 0.5
                                                                                             ---------------------------------------

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

               (Print or Type Responses)
-------------------------------------------  ---------------------------  ----------------------------------------------------------
1.  Name and Address of Reporting Person*    2.  Date of Event Requiring  4. Issuer Name and Ticker or Trading Symbol
                                                 Statement
                                                 (Month/Day/Year)
     Weitz          Theodore         M.                                      ITXC CORP. (ITXC)
-------------------------------------------                               ----------------------------------------------------------
    (Last)          (First)       (Middle)       7/23/01                  5. Relationship of Reporting    6. If Amendment, Date of
                                                                             Person(s) to Issuer             Original
                                             ---------------------------                                     (Month/Day/Year)
c/o ITXC Corp.                               3.  IRS or Social                   (Check all applicable)      ----------------------
                                                 Security                 _____ Director        ____ 10% Owner
                                                 Number of Reporting      __X__ Officer (give   ____ Other
-------------------------------------------      Person (Voluntary)             title below)         (specify
                    (Street)                                                                       below)
600 College Road East                                                                                     --------------------------
                                                                                                          7. Individual or Joint/
                                                                                                             Group Filing
                                                                                                             (Check Applicable Line)
                                                                                 Vice President and
                                                                                   General Counsel

                                                                                                          __X__ Form filed by One
                                                                                                          Reporting Person
                                                                                                          _____ Form filed by More
                                                                                                          than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)            (Zip)
Princeton         NJ               08540
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                                    Table I - Non-Derivative Securities Beneficially Owned

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
1.  Title of Security                      2. Amount of Securities    3. Ownership        4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                                Beneficially Owned         Form: Direct        (Instr. 5)
                                              (Instr. 4)                 (D) or Indirect
                                                                         (I)(Instr. 5)
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Common Stock                                           200                    D
-----------------------------------------  -------------------------  -----------------   ------------------------------------------
Common Stock                                           250                    I           Through 401(k) plan
-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

-----------------------------------------  -------------------------  -----------------   ------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)
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10569/1
900333

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FORM 3 (continued)
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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
 1. Title of Derivative  2. Date Exercisable     3. Title and Amount of     4. Conversion    5. Ownership   6. Nature of Indirect
    Security                and Expiration          Securities Underlying      or Exercise      Form of        Beneficial Ownership
    (Instr. 4)              Date                    Derivative Security        Price of         Derivative     (Instr. 5)
                            (Month/Day/Year)        (Instr. 4)                 Derivative       Security:
                                                                               Security:        Direct (D)
                                                                                                or Indirect
                         ------------------------------------------------------                 (I) (Instr. 5)
                         Date Exer- Expiration       Title         Amount
                         cisable    Date                           or
                                                                   Number
                                                                   of Shares
------------------------------------------------------------------------------------------------------------------------------------
 Stock option (right    (1)         7/23/11       Common Stock     85,000      $4.550           D
 to purchase)
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Explanation of Responses:

(1) The stock options vest annually in equal one-fourth installments beginning on July 23, 2002.

**Intentional misstatements or omissions of facts constitute               Theodore M. Weitz
  Federal Criminal Violations.


                                                                           /s/ Peter H. Ehrenberg                    July 30, 2001
                                                                           ---------------------------------------   ---------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ** Signature of Reporting Person          Date
                                                                           By: Peter H. Ehrenberg, Attorney in Fact
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Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                SEC 1473 (7-96)

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